Supplement dated September 3, 2015 to the
Currently Effective Prospectus of each of the Funds Listed Below (the Funds)

This supplement should be read in conjunction with your Prospectus and should be retained for future reference.

Net asset values (NAVs) from August 24, 2015 to August 28, 2015 may have reflected Fund pricing and/or holdings as of a prior date and may not have been accurately reported due to the inability to receive timely and accurate NAVs from the Fund’s external provider. The Manager has been advised that the Funds’ external provider of NAVs commenced timely and accurate processing as of Monday, August 31, 2015. All NAVs from August 24, 2015 to August 28, 2015 have been received and account balances and transactions will be updated, as needed.

No action is required of shareholders in connection with their accounts.

Investment Company Name/ Fund Name
Prudential Global Total Return Fund, Inc.	Prudential Investment Portfolios, Inc. 14
Prudential Investment Portfolios, Inc.	Prudential Government Income Fund
Prudential Balanced Fund	Prudential Floating Rate Income Fund
Prudential Jennison Equity Opportunity Fund	Prudential Investment Portfolios, Inc. 15
Prudential Jennison Growth Fund	Prudential High Yield Fund
Prudential Conservative Allocation Fund	Prudential Short Duration High Yield Income Fund
Prudential Growth Allocation Fund	Prudential Investment Portfolios 16
Prudential Moderate Allocation Fund	Prudential Income Builder Fund
Prudential Investment Portfolios 2	Prudential Investment Portfolios, Inc. 17
Prudential Taxable Core Money Market Fund	Prudential Total Return Bond Fund
Prudential Core Short Term Bond Fund	Prudential Investment Portfolios 18
Prudential Investment Portfolios 3	Prudential Jennison 20/20 Focus Fund
Prudential Strategic Value Fund	Prudential MoneyMart Assets, Inc.
Prudential Jennison Select Growth Fund	Prudential National Muni Fund, Inc.
Prudential Real Assets Fund	Prudential Jennison Blend Fund, Inc.
Prudential Investment Portfolios 4	Prudential Jennison Mid-Cap Growth Fund, Inc.
Prudential Muni High Income Fund	Prudential Jennison Small Company Fund, Inc.
Prudential Investment Portfolios 5	Prudential World Fund, Inc.
Prudential Jennison Conservative Growth Fund	Prudential International Equity Fund
Prudential Investment Portfolios 6	Prudential Emerging Markets Debt Local Currency Fund
Prudential California Muni Income Fund	Prudential Jennison Global Opportunities Fund
Prudential Investment Portfolios 7	Prudential Jennison International Opportunities Fund
Prudential Jennison Value Fund	Prudential Jennison Natural Resources Fund, Inc.
Prudential Investment Portfolios 8	Prudential Sector Funds, Inc.
Prudential Stock Index Fund	Prudential Financial Services Fund
Prudential Investment Portfolios 9	Prudential Jennison Health Sciences Fund
Prudential Large-Cap Core Equity Fund	Prudential Jennison Utility Fund
Prudential Absolute Return Bond Fund	Prudential Short-Term Corporate Bond Fund, Inc.

LR796